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                                                                      EXHIBIT 99
                         RISK FACTORS

     From time to time the Company has made, and may in the future make, forward-looking statements, based on its then-current expectations, including statements made in Securities and Exchange Commission filings, in press releases and oral statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those expressed or impled in the forward-looking statements for a variety of reasons. These reasons include, but are not limited to, factors outlined below. The Company does not undertake to update or revise its forward-looking statements publicly even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

     Limited Operations; History of Net Losses. The Company has limited operating history. It commenced full scale commercial operations in the fourth quarter of 1996 as a provider of wireless broadband access to carriers and in the first quarter of 1998 adopted a new business strategy of providing wireless broadband data services to retail customers. The Company has generated only nominal revenues from operations to date, has generated operating and net losses since its inception and expects to generate significant operating and net losses for at least the next several years. The Company had 1997 net losses of $61.7 million and an accumulated deficit of $95.8 million at the end of 1997. The Company anticipates its operating losses will continue for at least the next several years.

     Based on the Company's brief operating history and change of strategy, there is limited data about the Company upon which to evaluate the Company's future performance. There can be no assurance that the Company will develop a successful business or achieve or sustain profitability in the future. The Company's ability to provide commercial service on a widespread basis and to generate positive operating cash flow will depend on its ability to, among other things, develop its operational and support systems, attract experienced and talented personnel, acquire further roof rights and building access for its networks, construct, implement and commercialize its networks, raise additional capital, and attract and retain an adequate customer base.

     Significant Capital Requirements; Need for Additional Financing. The Company will require substantial additional capital prior to the end of 1998 and in the future to implement its business plan, including, among other things, development and expansion of its networks, funding of operating losses, repayment of debt, and possible acquisition of additional licenses, other assets or other businesses. In addition, the Company's expected financing from Lucent is contingent, among other things, on raising additional substantial capital. Failure to access capital when needed could have a material adverse effect on the Company, its ability to implement its business plan, and its financial condition and results.

     There can be no assurance that the Company will be able to obtain any financing when required, or, if such financing is available, that the Company will be able to obtain it on acceptable terms. In the event that the Company fails to obtain additional financing when required, such failure could result in the modification, delay or abandonment of some or all of the Company's business plan. Any such modification, delay or abandonment is likely to have a material adverse effect on the Company.

     Leverage; Ability to Service Indebtedness. The Company is highly leveraged. It will be further leveraged upon consummation of the financing pursuant to the letter of intent with Lucent (which will be secured by certain assets of the Company). The Company expects to incur substantial additional debt to finance its business plan. Accordingly, (i) a substantial portion of the Company's cash flow from operations will be required to pay interest with respect to its outstanding 14% Senior Notes due 2007, commencing in 2000, and may be required to pay interest with respect to any additional indebtedness incurred by the Company, including the Lucent indebtedness, (ii) the Company's flexibility may be limited in responding to changes in the industry and economic conditions generally; (iii) the failure to comply with the numerous financial and other restrictive covenants of such debt may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; (iv) the ability of the Company to satisfy its obligations pursuant to such indebtedness is dependent upon its future performance which, in turn, is subject
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to management, financial, business and other factors affecting the business and operations of the Company; (v) the Company's ability to obtain any necessary financing in the future may be limited; (vi) the Company may be more highly leveraged than many of its competitors, which may put it at a competitive disadvantage; and (vii) the Company's leverage may make it more vulnerable in the event of an economic downturn. The Company's ability to make principal and interest payments on its indebtedness, will be dependent upon, among other things, the Company's future operating performance and anticipated cash flow and its ability to obtain additional debt or equity financing on acceptable terms, which are themselves dependent on a number of factors, many of which are out of the Company's control. These factors include prevailing economic, financial, competitive and regulatory conditions and other factors affecting the Company's business and operations, including the ability of the Company to implement its network on a timely and cost effective basis. There can be no assurance that these factors will not have a material adverse effect on the Company or that the Company will be able to generate sufficient cash flow to meet required interest and principal payments associated with its indebtedness. If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the payment terms or to refinance all or a portion of its indebtedness, to sell assets or to obtain additional financing. There is no assurance that the Company would be able to do so.

     Uncertain Acceptance of Services. The Company and other providers have only recently begun to market fixed wireless services, and the Company believes it is currently the only entity marketing exclusively a fixed wireless broadband data service. The provision of such services represents an emerging sector of the telecommunications industry, and the demand for such services is uncertain. The demand may be adversely affected by various factors including historical perceptions of the unreliability of previous wireless technologies, concerns about the security of transmissions over wireless networks and the lack of market history of operational fixed wireless services. The Company anticipates that a substantial investment in sales and marketing will be required to reach the target group of businesses, and to create demand for the Company's wireless data services. There can be no assurance that a substantial market will develop for fixed wireless broadband data services, that sufficient customers will be willing to acquire such services separate from voice telephony, or, if such market were to develop, that the Company will be able to attract and maintain a sufficient revenue-generating customer base, generate sufficient cash flow to service its indebtedness, or operate profitably.

     Acceptance of the Company's services may be affected by various factors beyond the Company's control, including the availability and pricing of alternative broadband data services and the availability and performance of other networks and narrowband data services, general and local economic conditions, changes in products and technology, and the potential impact of government regulation on the Company's services. In addition, the extent of the potential demand for the Company's broadband wireless data services cannot be estimated with certainty. Poor acceptance of the Company's services due to one or more of these factors, or from other factors, could have a negative impact on the Company's results and its financial condition.

     Moreover, the Company has incurred and will continue to incur significant operating expenses, has made and will continue to make significant capital investments, has entered into and plans to enter into financing agreements, leases, equipment supply contracts and service arrangements, in each case based upon certain expectations as to the anticipated market acceptance of, and customer demand for, the Company's services. Lack of acceptance of these services in the market would have a material adverse effect on the Company's business and financial condition.

     Competition. The industry and markets in which the Company plans to provide services are highly competitive. The Company competes with other providers of telecommunications services using a variety of telecommunications technologies, now existing and under development, including copper, fiber, cable, mobile and fixed wireless and satellite networks and expects to compete with technologies not yet introduced. These other technologies may offer advantages over the Company's services. In addition, many of the other wireline and wireless services providers have longer operating histories, longer standing relationships with customers and suppliers, greater name recognition, better geographic footprints and greater financial, technical and marketing resources than the Company. As a result, these competitors, among other things, may be able to develop and exploit new technologies, adapt to changes in customer

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requirements more quickly, devote greater resources to the marketing and sale of their services or more rapidly deploy and build out a network than the Company.

     While the Company does not believe that any other competitor is exclusively offering wireless broadband, packet-switched data services to off-fiber business, ART faces significant competition from other entities and technologies that currently, or could in the future, deliver data services to ART's potential customers over copper wire, fiber, wireless or other technologies. These current or potential competitors include LECs, fiber and wireless service providers and cable television operators. The Company's competitors also include providers of services to end users which are in competition with the Company's product offerings, such as Internet services. Moreover, the recent and pending auctions of spectrum capable of supporting comparable services may facilitate the introduction or expansion of competition from other competitors. There can be no assurance that the Company will be able to compete effectively with these other technologies and service providers in any of its markets.

     The Company has only recently begun to introduce its data services and has only recently begun to pursue customers with the goal of becoming the leading provider of broadband data services to businesses without fiber connectivity. The Company is currently working to roll out its services in its two initial markets. To date, the Company does not have significant market share in any of the markets in which it holds licenses or offers services. Given the intense competition in the market for broadband data services, there can be no assurance that the Company will achieve significant market share.

     Management of Growth. The Company is pursuing a business plan that, if successfully implemented, will result in rapid growth, expansion of its operations and the provision of broadband data services on a widespread basis over the next two to five years. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. If this growth is achieved, the Company's success will depend on its ability to manage this growth effectively, enhance its operational and financial controls and information systems, and attract, assimilate and retain qualified and key personnel. In addition, if the Company expands its business, it will require additional facilities for its growing operation. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the employees and management, operational and financial resources necessary to manage a developing and expanding business in the evolving, increasingly competitive broadband data communications market. If the Company fails to successfully manage expansion, customers could experience delays and inferior service, which could have a material adverse effect on the Company's business, financial condition and results.

     Need for Technological Development. Although the Company intends to commence the build-out of its BMANs utilizing fixed wireless point-to-point technology, which has been commercially deployed for a period of time, the Company plans to adopt point-to-multipoint technology for the expansion of its build-out. The principal advantages of point-to-multipoint architecture over traditional point-to-point installation include lower costs per customer installation and higher flexibility in how bandwidth is allocated. Point-to-multipoint also makes it possible to support many more subscribers than otherwise would be possible in a point-to-point environment. This technology has not been deployed on a commercial basis, and it is unclear whether the technology will perform as expected, integrate as expected with the ATM switching gear and other components of the BMANs or provide the advantages expected by the Company. Failure to employ point-to-multipoint technology could adversely effect the Company's network costs, profitability and results of operations.

     The billing, provisioning, customer service, network management and other "back office" systems which will be required to operate the Company's business do not currently exist in a form which can be readily adopted by the Company. Significant development work by the Company or a third-party provider will be required to develop such systems for the Company. Delays in procuring such systems may have a negative impact on the Company's ability to bill and manage its networks and accordingly on the implementation of its business plan.

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     Radio Frequency Limitations. The Company's wireless broadband services require a direct line of sight between two transceivers and are subject to distance and rain attenuation. In certain markets which experience heavy rainfall, transmission links must be engineered for shorter distances and greater power to maintain transmission quality. Such reduction may increase the cost of providing service.

     The Company primarily installs its transceivers and antennas on rooftops of buildings and on other tall structures. The Company generally must secure building access rights, access to conduits and wiring from building owners, and may require construction, zoning, franchises or other governmental permits. There can be no assurance that the Company will succeed in obtaining roof access and other rights necessary to provide wireless broadband services to potential customers in its market areas on favorable terms, if at all, or that delays in obtaining such rights will not have a material adverse effect on the Company's development and results of operations. Moreover, there may be a limited number of available buildings which provide a clear line of sight to targeted off-fiber businesses, and therefore there may be some circumstances where installation is impracticable or uneconomical. In such cases, the Company may decide to provide services that are uneconomical in the short term and seek alternative methods of transmission to provide services on a more economical basis, or decide not to provide services to potential customers in locations with such limitations. There can be no assurance that line of sight limitations will not have a material adverse effect on the Company's future development and results of operations.

     Reliance on One Principal Supplier. The Company has entered into letters of intent with Lucent to provide infrastructure equipment for the build out of its wireless broadband data network. As a result, the Company expects to rely on Lucent exclusively to co-develop, procure, manufacture and supply the equipment necessary to construct its networks and perform systems integration for these networks. Any failure or inability by Lucent to perform these functions could cause delays or additional costs in providing services to target customers and building out the Company's network in specific markets. Such a failure could adversely effect the Company's business and results of operations.

     Dependence on Key Employees; Need to Attract and Retain Qualified Personnel. The success of the Company will be dependent, in large part, on its ability to attract and retain qualified technical, marketing, sales and management personnel. The loss of the services of key people could have a material adverse effect upon the business, financial condition and results of operations of the Company. The Company's ability to implement its business plan will require the addition of significant number of qualified personnel. Competition for such personnel is intense, particularly those experienced in information technology, and there can be no assurance of the Company's ability to attract and retain additional key employees and retain its current key employees. The failure to attract and retain such personnel could have a material adverse effect on the business.

     Importance of Third-Party Relationships. The Company intends to enter into relationships with third parties to assist it in providing services, extending its network and penetrating markets. There can be no assurance that the Company will be able to enter into such relationships on a time line that is consistent with the Company's strategy, if at all. Failure to enter into such relationships, the failure of third parties to perform once such relationships are entered into, or the loss of third party relationships once entered into could cause delays in providing services, limit the Company's reach in marketing its product, increase costs for the Company to extend its reach and penetrate markets, and/or impede the Company's ability to offer certain service packages to certain customers. Such failures could have a material adverse effect on the Company's development and results of operations.

     Government Regulation. The telecommunications services offered by the Company are subject to regulation by federal, state and local government agencies. Changes in existing laws and regulations applicable to the provisions of wireless data services via the Company's licenses or to the regulations governing competitive or potentially competitive providers, or any failure or significant delay in obtaining or maintaining any regulatory approvals which may be required, could have a material adverse effect on the Company.

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     Risk of Forfeiture, Non-Renewal and Fluctuation in Value of FCC Licenses.
The Company must comply with FCC rules relating, among other things, to its licenses. Failure to comply with FCC rules could subject licenses to automatic forfeiture or, depending on the violation, to other FCC sanctions, including automatic forfeitures.

     The Company will be entitled to a renewal expectancy if it can demonstrate at renewal that it is providing substantial service within its authorized area covered by that authorization. There can be no assurance that the Company will be able to make this showing for any or all of its licenses. In the event that the FCC does not renew one or more of the licenses, the Company's business and results of operations could be materially adversely affected.

     The value of licenses held or acquired hereafter by the Company will depend, among other things, upon the success of the Company's wireless broadband operations, fluctuations in the level of supply and demand for such licenses and comparable spectrum and the commercial response to the availability and efficacy of wireless broadband systems. In addition, federal and state regulations may limit the ability of licensees to sell their licenses. Assignment of licenses and changes of control involving entities holding licenses require prior consent of the FCC and, in some instances, state regulatory approval and are subject to restrictions and limitations on the identity, background, legal and financial qualifications, among other things, of the assignee or successor. These regulatory restrictions on transfer of licenses may adversely affect the ability of the Company to acquire or dispose of further licenses or the value of the Company's licenses.

     Licenses Pending Approval for Transfer. The Company has entered into agreements to acquire licenses from other parties to enter new markets or strengthen the Company's position in existing markets. Failure to consummate the transfer of these licenses could affect the Company's ability to offer broadband data services in certain markets where the Company intends to commercialize its services. The acquisition of these licenses is subject, among other conditions, to the approval of the FCC to the assignment or change of control of the entity holding the licenses, as the case may be. There can be no certainty that the Company will receive the requisite approval to acquire these licenses and thereby be able to implement its strategy with respect to the markets covered by such licenses.

     Acquisition of Additional Bandwidth in Selected Areas. Although the Company believes the licenses it owns, manages, or has the right to acquire are sufficient in each of its markets to implement its current business strategy, the Company may seek to acquire or lease additional licenses to expand its geographic footprint or to enhance its ability to provide service to its current target market or customers it may target in the future. There can be no assurance that the Company will be able to acquire additional radio spectrum on favorable terms or at all.

     Foreign Licenses. Entities owned by the Company have obtained licenses to provide broadband services in certain Western European countries and entities owned by the Company or in which the Company has a substantial interest have applied or may apply for such licenses in various other foreign countries. There can be no assurance that such licenses will be granted or exploited in any way.

     Changes in Technology, Services and Industry Standards. The telecommunications industry and market for data services has been characterized by rapid technological advances, changes in end user requirements, frequent new service introductions, evolving industry standards and decreases in the cost of equipment. The Company expects these changes to continue, and believes that its long-term success will increasingly depend on its ability to offer value-added data services that exploit advanced technologies and anticipate or adapt to evolving industry standards. The Company believes that to remain competitive, retain the customer base it establishes and maintain the margins of the retail market it is pursuing, its integrated package of high-speed, broadband data services must continue to evolve to keep pace with developments in the market. There can be no assurance that (i) the Company will be able to arrange to offer the new services required by its customers, (ii) the Company's services will not be economically or technically outmoded by current or future technologies which may compete in the data market, (iii) the Company will have sufficient resources to develop or acquire new technologies or introduce new services capable of competing with future technologies or service offerings, (iv) the Company's inventory of equipment will not be rendered obsolete, or (v) the cost of the Company's equipment and network will decline as rapidly as that of competitive alternatives. Moreover, there can be no assurance that the Company's ability to offer the broadband wireless data access with which it will deliver its value-added services will not become technically or economically outmoded as new equipment, technologies and advances in competing alternatives become available.

     Radio Frequency Emission Concerns.   The use of wireless equipment may pose
health risks to humans due to radio frequency emissions ("Emissions") from the radio/antenna unit. Any allegation of health risks, if proven, could

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result in liability on the part of the Company. If the Company were held liable in any product liability suit, such liability could have a material adverse effect on the financial condition of the Company. Moreover, allegations of health risks, if not proven, could still have a material adverse effect on the Company. Concerns over Emissions may have the effect of discouraging the use of wireless communications devices, such as the radio/antenna units to be used in building out the Company's BMANs. These concerns could have a material adverse effect on the Company's business, financial condition and results of operations. The FCC recently adopted new guidelines and methods for evaluating the environmental effects of Emissions from FCC-regulated transmitters, including wireless antennas. The updated guidelines and methods generally are more stringent than those previously in effect. The Company expects that the wireless equipment to be provided by its vendors will comply with applicable FCC guidelines. The FCC also incorporated into its rules provisions of the Telecommunications Act which preempt state or local government regulation of personal wireless services facilities based on radio frequency environmental effects, to the extent such facilities comply with the FCC's rules concerning such Emissions.

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